Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Miragen Therapeutics, Inc.:

We consent to the use of our report dated March 15, 2018, with respect to the consolidated balance sheets of Miragen Therapeutics, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended and the related notes (collectively, the consolidated financial statements), incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado

March 15, 2018